Exhibit 99.1

American Public Education Reports Fourth Quarter and Full Year 2010 Results

Full Year 2010 Net Income Increased 25% to $29.9 Million or Approximately $1.59 per Diluted Share Compared to the Prior Year

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--February 17, 2011--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter and year ended December 31, 2010.

Recent Highlights:

  Net course registrations from new students in the fourth quarter of 2010 increased to approximately 16,500, an increase of approximately 20% over the same period of 2009.
  Net course registrations increased to approximately 73,900 in the fourth quarter of 2010, a year-over-year increase of 27%.
  As of December 31, 2010, a total of approximately 83,700 students were enrolled in American Public University System, a year-over-year increase of 31%.
  American Public Education reported fourth quarter 2010 revenues increased 29% to $56.3 million, compared to $43.7 million in the fourth quarter of 2009.
  Income from operations before interest income and income tax in the fourth quarter of 2010 increased 13% to $15.8 million, compared to $14.0 million in the same period of 2009.
  Net income for the fourth quarter of 2010 increased 14% to $9.6 million or $0.52 per diluted share, compared to $8.4 million or $0.44 per diluted share in the same period of 2009.
  American Public Education anticipates first quarter 2011 net course registrations from new students to increase approximately 27%; net course registrations to increase approximately 25%; revenues to increase approximately 20% over the prior year period; and net income to be between $0.43 and $0.45 per diluted share.

Financial and Other Results:

Total revenues for the fourth quarter of 2010 increased 29% to $56.3 million, compared to total revenues of $43.7 million in the fourth quarter of 2009. Income from operations before interest income and income tax in the fourth quarter of 2010 increased 13% to $15.8 million, compared to $14.0 million in the same period of 2009. Stock-based compensation expense reduced operating income by $624,000 in the fourth quarter of 2010 and $574,000 in the fourth quarter of 2009.

Net income for the fourth quarter of 2010 increased 14% to $9.6 million or $0.52 per diluted share, which includes $386,000 or $0.02 per diluted share in stock-based compensation expense net of tax. This compares to net income of $8.4 million or $0.44 per diluted share for the fourth quarter of 2009, including $366,000 or $0.02 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the fourth quarter of 2010 and 2009 were approximately 18.4 million and 18.9 million, respectively.

For the twelve months ended December 31, 2010, total revenues were $198.2 million, an increase of 33% compared to total revenues of $149.0 million in the same period of 2009. Income from operations before interest income and income tax for the twelve months ended December 31, 2010 increased 25% to $50.0 million, compared to $39.9 million in the same period of 2009. Stock-based compensation expense reduced each period's operating income by $2.8 million and $2.2 million, respectively.

Income from operations before interest income and income tax in the twelve months ended December 31, 2010 includes $492,000 of additional legal fees and related expenses in connection with preparing responses to the request for information from the U.S. Senate Committee on Health, Education, Labor and Pensions relating to the Committee’s hearings on for-profit colleges. During the third and fourth quarter of 2010, the Company repurchased approximately 682,000 shares under the Company’s previously announced and completed repurchase program for an aggregate amount of $20 million.

Net income for the twelve months ended December 31, 2010 increased 25% to $29.9 million or $1.59 per diluted share, which includes $1.7 million or $0.09 per diluted share in stock-based compensation expense net of tax. This compares to net income of $23.9 million or $1.27 per diluted share in the same period of 2009, including $1.4 million or $0.07 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the twelve months ended December 31, 2010 and 2009 were approximately 18.8 million and 18.9 million, respectively.

Total cash and cash equivalents as of December 31, 2010 were $81.4 million with no long-term debt. Cash from operations for the twelve months ended December 31, 2010 was $47.1 million, compared to $36.8 million in the same period of 2009. Capital expenditures were $22.5 million for the twelve months ended December 31, 2010, which compares to $10.8 million in capital expenditures in the same period of 2009. Depreciation and amortization was $6.5 million for the twelve months ended December 31, 2010 and $5.2 million for the same period of 2009.

Share Repurchase Program

American Public Education announced that its Board of Directors has authorized a common stock share repurchase program that is designed to provide an opportunity to potentially offset some of the dilution that results from the issuance of additional shares under the Company's equity incentive and employee stock purchase plans. Under this program, the Company has authorization to repurchase up to the cumulative number of shares issued or deemed issued under the Company's equity incentive and employee stock purchase plans beginning with shares issued in 2011. Subject to market conditions, applicable legal requirements and other factors, the repurchases may be made in open market transactions, including pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. There is no guarantee that any share repurchases will be made, and the Board of Directors may modify, suspend, extend or terminate the program at any time.

Net Course Registrations and Student Enrollment:
For the three months ended December 31,
	2009	2010	% Change
Net Course Registrations from New Students	13,700	16,500	20%
Net Course Registrations	58,000	73,900	27%

For the twelve months ended December 31,
	2009	2010	% Change
Net Course Registrations from New Students	50,100	59,700	19%
Net Course Registrations	207,800	272,200	31%
Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty.

First Quarter 2011 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates first quarter 2011 net course registrations from new students to increase approximately 27%1; net course registrations to increase approximately 25%1; revenues to increase approximately 20% over the prior year period; and net income to be between $0.43 and $0.45 per diluted share.

First quarter revenues are expected to be impacted by the timing of monthly starts, which will effectively result in an additional week of revenue flowing into the second quarter as a result of a later class start in March.

1On January 3, 2011, APUS combined one-credit lab courses with their related three-credit classes. As a result, the company plans to report future net course registrations for the resulting four-credit courses as one registration. In the first quarter 2011 outlook, net course registration growth rates exclude other non-credit registrations and are presented as if labs and classes were combined in the prior year period.

Webcast:

A live webcast of the Company’s fourth quarter and full year earnings conference call will be broadcast at 5:00 p.m. EST today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 83,000 adult learners worldwide and offers 79 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc. or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth and share repurchase activity. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2010	2009
	(Unaudited)

Revenues	$56,314	$43,653
Costs and expenses:
Instructional costs and services	20,425	16,522
Selling and promotional	9,446	5,394
General and administrative	8,768	6,476
Depreciation and amortization	1,844	1,297

Total costs and expenses	40,483	29,689

Income from operations before interest income and income taxes	15,831	13,964
Interest income, net	26	24

Income before income taxes	15,857	13,988
Income tax expense	6,250	5,609

Net income	$9,607	$8,379

Net Income per common share:
Basic	$0.53	$0.46

Diluted	$0.52	$0.44

Weighted average number of common shares:
Basic	17,975	18,250

Diluted	18,434	18,931

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2010	2009
	(Unaudited)

Revenues	$198,174	$148,998
Costs and expenses:
Instructional costs and services	75,309	58,383
Selling and promotional	34,296	20,479
General and administrative	32,045	25,039
Depreciation and amortization	6,502	5,231

Total costs and expenses	148,152	109,132

Income from operations before interest income and income taxes	50,022	39,866
Interest income, net	111	94

Income before income taxes	50,133	39,960
Income tax expense	20,265	16,017

Net income	$29,868	$23,943

Net Income per common share:
Basic	$1.63	$1.32

Diluted	$1.59	$1.27

Weighted average number of common shares:
Basic	18,281	18,167

Diluted	18,837	18,906

American Public Education, Inc.
Consolidated Balance Sheet
(In thousands, except per share data)

	As of
	December 31,
	2009	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,866	$81,352
Accounts receivable, net of allowance of $896 in 2009 and $1,050 in 2010	8,664	10,269
Prepaid expenses	2,990	4,233
Income tax receivable	863	780
Deferred income taxes	999	1,369

Total current assets	88,382	98,003
Property and equipment, net	25,294	42,415
Other assets	2,077	1,421

Total assets	$115,753	$141,839

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,756	$9,422
Accrued liabilities	8,003	9,349
Deferred revenue and student deposits	14,204	18,815

Total current liabilities	28,963	37,586
Deferred income taxes	4,772	6,953

Total liabilities	33,735	44,539
Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value; Authorized shares - 10,000; no shares issued or outstanding	—	—
Common Stock, $.01 par value; authorized shares - 100,000; 18,593 issued and 17,911 outstanding in 2010; 18,276 issued and outstanding in 2009	183	186
Additional paid-in capital	136,380	141,757
Less cost of 682 shares of repurchased stock in 2010	—	(19,966)
Accumulated deficit	(54,545)	(24,677)

Total stockholders’ equity	82,018	97,300

Total liabilities and stockholders’ equity	$115,753	$141,839

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Corporate Communications
703-334-3880